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                                                                    EXHIBIT 99.2



                             STOCK OPTION AGREEMENT
                                     BETWEEN
                              ALTIGA NETWORKS, INC.
                                 (THE "COMPANY")
                                       AND
                                _________________
                                (THE "OPTIONEE")

                              ______________, 199_


        1. The Company hereby grants to the Optionee, pursuant to the Company's 1998 Omnibus Stock Plan (the "Plan"), and the Optionee hereby accepts, the right and option (the "Option") to purchase all and any part of an aggregate of _____ shares of the Company's Common Stock, $.0001 par value, at a price of $_____ per share (the "Option Price") on the terms and conditions herein set forth and of the Plan, a copy of which is attached to this Agreement and which is incorporated herein by reference. The Option is intended to be an incentive stock option within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended.

        2. Subject to the provisions of Sections 3, 4, 6, 7 and 8, the Option shall be exercisable immediately.

        3. (a) Of the shares issuable and/or issued upon the exercise of the Option, _____ shares, representing 25% of the aggregate number of shares for which this option is exercisable, shall vest and become "Vested Shares" on the date one year from ______, 199_ (the "Initial Vesting Date") and the balance shall vest and become "Vested Shares" in 1,095 daily installments of _____ shares per day, from and including the date immediately following the Initial Vesting Date to and including the 1,095th day following the Initial Vesting Date. All shares issued and/or issuable upon the exercise of the Option other than Vested Shares shall be "Unvested Shares." In the event the Optionee ceases to serve as an employee of the Company, whether voluntarily or involuntarily, for any reason, the Company may within 180 days after the date of such termination exercise its repurchase option under this Section 3 to purchase all or any portion of shares previously issued upon the exercise of the Option that were Unvested Shares on the date of such termination at a per share price equal to the Option Price.

               (b) In the event the Company exercises its repurchase option as set forth herein, the Company shall give to the Optionee a written notice specifying the number of Unvested Shares it is electing to repurchase, the price thereof, and the time for a closing hereunder, which closing shall be held at the Company's principal office and shall occur no earlier than 10 days and no later than 20 days after the date such notice is given. Upon the date of any such notice from the Company, the interest of the Optionee in the Unvested Shares shall automatically terminate, except for the Optionee's right to receive payment from the Company for such Unvested Shares.

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               (c) If the Company exercises its repurchase option hereunder, the
Optionee shall at the closing duly endorse for transfer the certificate(s) representing the Unvested Shares to be sold to the Company, and the Company shall deliver to the Optionee the purchase price for such Unvested Shares.

               (d) The Optionee agrees to deliver and deposit with the Secretary of the Company, or such other person as designated by the Company, as escrow agent, a stock assignment duly endorsed (with date and number of shares blank) with the certificate or certificates evidencing any shares issued upon the exercise of the Option until the first to occur of (i) such shares becoming Vested Shares and (ii) the Company's failure to exercise its repurchase option within the time period specified in this section 3.

               (e) Notwithstanding the foregoing, immediately upon the occurrence of a Change in Control (as defined below), __% of all Unvested Shares shall vest and become Vested Shares. For purposes hereof, a "Change of Control" of the Company shall occur or be deemed to have occurred if (i) any person, as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), is or becomes the "beneficial owner" (as such term is defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing 50% of the combined voting power of the Company's then outstanding securities, (except that (i) shall not include the transaction involving the purchase by investors of units of the Company's Series A Preferred Stock and Common Stock) or (ii) the Directors or Shareholders of the Company shall approve a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or other transaction which would result in the voting securities of the Company immediately prior to such transaction representing less than 50% of the combined voting power of the securities entitled to vote generally in the election of directors of the Company or such other entity outstanding immediately after such transaction.

        4. The Option shall, to the extent not theretofore exercised, expire and become void ten years from the date hereof.

        5. Except as provided in sections 6, 7 and 8 and subject to sections 2, 3 and 4, the Option shall expire 60 days following the date on which the Optionee ceases to be an employee of the Company or one of its subsidiaries.

        6. Subject to sections 2, 3, 4, 7 and 8, the Optionee may, at any time or times during the 60 days following the date on which the Optionee ceases to be an employee of the Company, exercise the Option in whole or in part with respect to shares under the Option not theretofore purchased, in the same manner and to the same extent that the Optionee could have exercised the Option at the date on which the Optionee ceased to be an employee of the Company.

        7. Subject to sections 2, 3 and 4, in case of the Optionee's death, the Option shall be exercisable, to the extent of the number of shares with respect to which the Optionee could have



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exercised it on the date of the Optionee's death, by the Optionee's estate, personal representative or beneficiary who has acquired the Option by will or by the laws of descent and distribution, until the earlier of the scheduled expiration date of the Option and 180 days from the Optionee's death.

        8. Subject to sections 2, 3 and 4, if the Optionee ceases to be employed by the Company by reason of disability, the Optionee shall have the right to exercise the Option held by the Optionee on the date of termination of employment, to the extent of the number of shares with respect to which he could have exercised it on that date, at any time prior to the earlier of the scheduled expiration date of the Option and 180 days from the date of the termination of the Optionee's employment.

        9. The Option is exercisable, in whole or in part, by delivering to the office of the Company written notice of the number of shares with respect to which the Option is being exercised accompanied by full payment of the Option Price for such shares.

        10. The Option is not transferable by the Optionee, except by will, by the laws of descent and distribution or by operation of a "qualified domestic relations order," as that term is defined in the Plan and is exercisable during the lifetime of the Optionee only by the Optionee, the Optionee's guardian or legal representative, or by the assignee under such a "qualified domestic relations order."

        11. The Optionee shall have no rights as a stockholder with respect to any shares covered by the Option until the Optionee becomes the holder of record of such shares, and no adjustment shall be made, except for adjustments made pursuant to section 12, for dividends (ordinary or extraordinary, whether in cash or other property) or distributions or other rights in respect of such shares for which the record date is prior to the date on which he becomes the holder of record thereof.

        12. In the event the Company shall issue any of its shares as a stock dividend upon or with respect to the Common Stock, the Optionee upon exercising the Option shall be entitled to receive (for the purchase price paid upon such exercise) the shares as to which he is exercising the Option and, in addition thereto (at no additional cost), such number of shares of Common Stock, and such amount of cash in lieu of fractional shares, as he would receive if he had been the holder of the shares as to which he is exercising the Option at all times between the date of grant of the Option and the date of its exercise.

        13. No fractional shares shall be issued under the Plan. Any fractional shares that, but for this paragraph, would have been issued pursuant to the Option shall be deemed to have been issued and immediately sold to the Company for their fair market value, and the Optionee shall receive from the Company cash in lieu of such fractional shares.

        14. In the event shares of Common Stock shall be subdivided or combined into a greater or smaller number of shares or if, upon a merger, consolidation, reorganization, split-up, liquidation, combination, recapitalization or the like of the Company, the shares of Common Stock shall be



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exchanged for other securities of the Company or of another corporation, each optionee shall be entitled, subject to conditions stated in the Plan, to purchase such number of shares of common stock or amount of other securities of the Company or such other corporation as were exchangeable for the number of shares of Common Stock that such Optionee would have been entitled to purchase except for such action, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or exchange.

        15. The Optionee agrees to notify the Company in writing immediately after the Optionee makes any disqualifying disposition of any Common Stock received pursuant to the exercise of the Option (a "Disqualifying Disposition"). Disqualifying Dispositions means any disposition (including any sale) of such stock before the later of (a) two years after the Optionee was granted the Option under which the Optionee acquired such stock or (b) one year after the employee acquired such stock by exercising such Option.

        16. By the Optionee's acceptance of this Option, the Optionee agrees that such Optionee is subject in all respects to the foregoing terms and conditions and to the Plan. This Agreement shall be binding on and inure to the benefit of the executor, administrator, legatees, heirs, legal representatives and assigns of the Optionee and the successors and permitted assigns of the Company.

        IN WITNESS WHEREOF, the Company has caused this instrument to be executed as of the date first above written.

                                            ALTIGA NETWORKS, INC.


                                            By:
                                               ---------------------------------



OPTIONHOLDER:


----------------------------------

Print Name:
           -----------------------



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